Exhibit (h)(3)(xvi)

FORM OF AMENDMENT TO OPERATING EXPENSES AGREEMENT

This Amendment to the Operating Expenses Agreement (this “Amendment”), effective as of [November 30], 2017, is made by and between Matthews International Funds (the “Trust”) and Matthews International Capital Management, LLC (“Matthews,” and together with the Trust, the “Parties”).

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Operating Expenses Agreement, dated as of November 4, 2003, as amended August 12, 2005, August 11, 2006, April 23, 2007, September 15, 2008, November 30, 2009, May 19, 2011, November 30, 2011, April 30, 2013, May 1, 2014, April 30, 2015, November 30, 2015, April 29, 2016 and April 28, 2017, by and between the Trust and Matthews (the “Agreement”).

WITNESSETH THAT:

WHEREAS, the Parties originally entered into the Agreement to limit the Funds’ Operating Expenses; and

WHEREAS, the Parties wish to amend Appendix A of the Agreement to provide for the addition of an Institutional Class of one series of the Trust with an initial term until [April 30, 2019], and to update the resulting expense limitation for the Investor Class for that series;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereto, intending to be legally bound, do hereby agree as follows:

a)	The addition of the Institutional Class of the Matthews China Small Companies Fund and the updated expense limitation for the Investor Class of that series on the attached amended Appendix A.

b)	Paragraph 5 of the Agreement is hereby amended in its entirety to read as follows:

5. Term. This Agreement shall become effective on the date specified herein and shall remain in effect until August 31, 2004, unless sooner terminated as provided in Paragraph 6 of this Agreement. This Agreement shall continue in effect thereafter for additional periods not exceeding one (1) year so long as such continuation is approved for each Fund at least annually by the Board of Trustees of the Trust (and separately by the disinterested Trustees of the Trust); provided, however, that the Expense Caps specified in Appendix A attached hereto are effective as of May 1, 2014 with respect to the Funds other than the Matthews Asia ESG Fund, the Matthews Asia Value Fund, the Matthews Asia Credit Opportunities Fund and the Matthews China Small Companies Fund and shall remain in effect until April 30, 2017, unless earlier terminated in accordance with Paragraph 6 hereof, renewable thereafter for additional periods not exceeding one (1) year so long as such continuation is approved for such Funds at least annually by the Board of Trustees of the Trust (and separately by the disinterested Trustees of the Trust); and provided, further, that the Expense Cap specified in Appendix A attached hereto is effective as of April 30, 2015 with respect to the Matthews Asia ESG Fund and shall remain in effect until April 30, 2017 unless earlier terminated in accordance with Paragraph 6 hereof, renewable thereafter for additional periods not exceeding one (1) year so long as such continuation is approved for such Fund at least annually by the Board of Trustees of the Trust (and separately by the disinterested Trustees of the Trust); and provided, further, that the Expense Cap specified in Appendix A attached hereto is effective as of November 30, 2015 with respect to the Matthews Asia Value Fund and shall remain in effect until April 30, 2018 unless earlier terminated in accordance with Paragraph 6 hereof, renewable thereafter for additional periods not exceeding one (1) year so long as such continuation is approved for such Fund at least annually by the Board of Trustees of the Trust (and separately by the disinterested Trustees of the Trust); and provided, further, that the Expense Cap specified in Appendix A attached hereto is effective as of April 29, 2016 with respect to the Matthews Asia Credit Opportunities Fund and shall remain in effect until April 30, 2018 unless earlier terminated in accordance with Paragraph 6 hereof, renewable thereafter for additional periods not exceeding one (1) year so long as such continuation is approved for such Fund at least annually by the Board of Trustees of the Trust (and separately by the disinterested Trustees of the Trust); and provided, further, that the Expense Cap specified in Appendix A attached hereto is effective as of [November 30], 2017 with respect to the Matthews China Small Companies Fund and shall remain in effect until [April 30, 2019] unless earlier terminated in accordance with Paragraph 6 hereof, renewable thereafter for additional periods not exceeding one (1) year so long as such continuation is approved for such Fund at least annually by the Board of Trustees of the Trust (and separately by the disinterested Trustees of the Trust).

c) The Agreement will otherwise remain in full force and effect.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment, including the amended Appendix A attached hereto, to be signed by their duly authorized officers as of the date set forth below.

MATTHEWS INTERNATIONAL FUNDS		MATTHEWS INTERNATIONAL CAPITAL MANAGEMENT, LLC

By:		By:
Name:	John P. McGowan	Name:	William J. Hackett
Title:	Vice President and Secretary	Title:	Chief Executive Officer
Date:	[November 30], 2017	Date:	[November 30], 2017

Appendix A

(updated [November 30], 2017)

Fund	Expense Cap	Effective Date

Matthews Asian Growth and Income Fund

Matthews Asia Dividend Fund

Matthews China Dividend Fund

Matthews Asia Focus Fund

Matthews Asia Growth Fund

Matthews Pacific Tiger Fund

Matthews Emerging Asia Fund

Matthews Asia Innovators Fund (formerly known as the Matthews Asia Science and Technology Fund)

Matthews China Fund

Matthews India Fund

Matthews Japan Fund

Matthews Korea Fund

Matthews Asia Small Companies Fund

• Institutional Class	1.25%	May 1, 2014
• Investor Class	(1.25+X)%[1]	May 1, 2014

Matthews Asia ESG Fund

• Institutional Class	1.25%	April 30, 2015
• Investor Class	(1.25+X)%[1]	April 30, 2015

Matthews Asia Strategic Income Fund

• Institutional Class	0.90%	May 1, 2014
• Investor Class	(0.90+X)%[1]	May 1, 2014

Matthews Asia Credit Opportunities Fund

• Institutional Class	0.90%	April 29, 2016
• Investor Class	(0.90+X)%[1]	April 29, 2016

Matthews Asia Value Fund

• Institutional Class	1.25%	November 30, 2015
• Investor Class	(1.25+X)%[1]	November 30, 2015

Matthews China Small Companies Fund

• Institutional Class	[1.25]%	[November 30], 2017
• Investor Class	(1.25+X)%[1]	[November 30], 2017

[1]	With respect to the Institutional Class, Matthews will first reduce the “Class Specific Expenses” and then, to the extent necessary, further reduce “All Other Expenses” to limit the total Operating Expenses of the Institutional Class to the Expense Cap. With respect to the Investor Class, Matthews will reduce the same amount (in annual percentage terms) of “All Other Expenses” reduced for the Institutional Class without first reducing any Class Specific Expenses of the Investor Class. As used herein, the “Class Specific Expenses” of a Class means the Operating Expenses of that Class that are specific to that Class, including, without limitation, intermediary fees; and “All Other Expenses” of a Class means all Operating Expenses other than the Class Specific Expenses of that Class. All Other Expenses are the same in annual percentage terms for both the Institutional Class and the Investor Class of the same Fund. With respect to the expense cap for the Investor Class of a Fund, “X” represents the sum of (i) the amount (in annual percentage terms) of the Class Specific Expenses incurred by the Investor Class that exceed those incurred by the Institutional Class; and (ii) the amount (in annual percentage terms) of the Class Specific Expenses reduced for the Institutional Class and not the Investor Class.